EXHIBIT 5.1

June 14, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      El Capitan Precious Metals, Inc. -
                  Employee and Consultant Compensation Plan

Ladies and Gentlemen:

         We have acted as counsel to El Capitan Precious Metals, Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of 1,600,000 shares of its Common Stock, $.001 par value (the "Shares"), issuable pursuant to the Company's Employee and Consultant Compensation Plan.

         In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Nevada.

         2. The Shares, when issued and sold in accordance with the terms of the various plans, will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           Michael K. Hair, P.C.

                                               /s/ Michael K. Hair
                                           By: _________________________________
                                                    Michael K. Hair, President